                                                                    EXHIBIT 99.1


                           [LETTERHEAD OF TAMBRANDS]

                                                                    NEWS RELEASE



Investor Contact:                               Media Contact:
-----------------                               --------------
Kathy Brooks Makrakis                           Janey M. Loyd
(914) 696-6509                                  (914) 696-6330


FOR IMMEDIATE RELEASE  (Friday, April 18, 1997)
------------------------------------------------

             TAMBRANDS REPORTS INCREASE IN FIRST-QUARTER NET INCOME
             ------------------------------------------------------

White Plains, New York--April 18, 1997--Tambrands Inc. (NYSE:TMB) today announced that net income for the first quarter of 1997 exceeded the year-ago period on comparable worldwide sales.

For the quarter ended March 31, 1997, net sales were $168.2 million versus $169.0 million in the first quarter of 1996. Net income for the first quarter grew to $24.3 million, 3% above the $23.6 million earned in the year-ago period. Net income per share was $0.66, also up 3% from $0.64 per share in the first quarter of 1996.

The cost of products sold increased over the first quarter of 1996, primarily due to transitional operating costs associated with the previously announced restructuring. Marketing, selling and distribution costs were down versus the year-ago period, due to the timing of the Company's new advertising campaign, which began in March. Administrative costs were favorable for the quarter due to continuing efforts to lower overhead expenses.

"Tambrands is off to a good start in 1997, with volume comparable to a particularly strong first quarter last year and solid market shares on our new product entries in several countries," commented Edward T. Fogarty, Tambrands' Chairman, President and Chief Executive Officer. He added, "As previously announced, we have entered into an agreement with Procter & Gamble under which P&G will acquire Tambrands, subject to shareholder and regulatory approval. While it was a difficult decision to give up our independence after 61 years, the transaction with P&G will maximize shareholder value and the global growth potential of this great Tampax brand."

Tambrands has manufactured Tampax(R) tampons for 61 years, and today is the worldwide market leader. Tampax tampons are sold in over 150 countries and are used with confidence by millions of women.

A summary of consolidated operating results for the three months ended March 31, 1997 is attached.

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                                 TAMBRANDS INC.
                         CONSOLIDATED INCOME STATEMENTS
                            3 Months Ended March 31

                                     3 Months Ended
                                        March 31
                                   --------------------
(In thousands, except                                    Percent
per share figures)                   1997       1996     Change
                                   ---------  ---------  -------

     NET SALES                     $168,157   $168,989        -

     COST OF PRODUCTS SOLD           59,419     55,841        6
                                   --------   --------

     GROSS PROFIT                   108,738    113,148       (4)

     SELLING, ADMINISTRATION
     AND GENERAL:

       MARKETING, SELLING
       AND DISTRIBUTION              55,796     60,453       (8)

       ADMIN. AND GENERAL            12,999     13,482       (4)
                                   --------   --------
                                     68,795     73,935       (7)
                                   --------   --------

     OPERATING INCOME                39,943     39,213        2

     INTEREST, NET AND OTHER         (1,752)    (2,117)     (17)
                                   --------   --------

     INCOME BEFORE PROVISION
     FOR INCOME TAXES                38,191     37,096        3

     PROVISION FOR INCOME TAXES      13,940     13,466        4
                                   --------   --------

     NET INCOME                    $ 24,251    $ 23,630       3
                                   ========    ========


     NET INCOME PER COMMON SHARE   $   0.66    $   0.64       3
                                   ========    ========


     AVERAGE SHARES OUTSTANDING      36,944      36,775